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                                  EXHIBIT 11
                         DEKALB Genetics Corporation
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  years ended August 31, 1997, 1996 and 1995
               (Dollars in thousands except per share amounts)
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
PRIMARY EARNINGS PER SHARE:
                                                          1997                   1996                   1995

  Average shares outstanding*                             34,250,522             32,515,743             30,981,014

  Net average additional shares outstanding
   assuming dilutive options exercised
   and proceeds used to purchase treasury
   stock at average market price*                          1,509,946              1,060,655                572,873


  Average number of common and common
   equivalent shares outstanding                          35,760,468             33,576,398             31,553,887



  Net earnings for primary earnings per share
   computation                                        $       28,781          $      17,025          $      10,758



  Primary earnings per share*                               $   0.80               $   0.51               $   0.34


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*Earnings per share and all share amounts have been adjusted to reflect the two-
      for-one split of the Common
   Stock to holders of record July 25, 1997 and the three-for-one split of the Common Stock to holders of